Exhibit 10.2

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement’) is made and entered into as of the 19th day of February, 2020 (the “Effective Date”) by and between Huntsman Corporation, a Delaware corporation (the “Company”), and Peter R. Huntsman (the “Executive”).

WHEREAS, the Company and the Executive originally entered into that certain Severance Agreement dated January 1, 2013, which was amended and restated effective December 19, 2017 (the “Prior Agreement); and

WHEREAS, in connection with a general review of the Company’s severance and change in control arrangements, the Company, in conjunction with its independent compensation consultant, determined that certain amendments should be made to the Huntsman Executive Severance Plan (the “Severance Plan”) and this Agreement; and

WHEREAS, in order to accomplish this objective, and in consideration of the payments and benefits set forth herein, the Company’s Board of Directors (the “Board”) has caused the Company to amend and restate the Prior Agreement by entering into this Agreement, which shall cancel and supersede the Prior Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.            Agreement Period. This Agreement shall have a term of five years commencing on the Effective Date unless earlier terminated pursuant to Section 2 (the “Severance Period”); provided, that, if a Change of Control (as defined below) occurs prior to the end of the original five-year Severance Period, then the Severance Period will end on the later to occur of (a) the last date of the original Severance Period, and (b) the second anniversary of the date such Change of Control occurs.

2.            Termination of Employment.

(a)           Death or Disability. This Agreement shall terminate automatically upon the Executive’s death during the Severance Period. If a Disability (as defined below) of the Executive has occurred during the Severance Period, subject to Executive’s rights, if any, under the Family Medical Leave Act, Americans with Disabilities Act or similar local, state or federal law, the Company may give to the Executive a written Notice of Termination of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b)          Reasonable Cause. The Company may terminate the Executive’s employment during the Severance Period for Reasonable Cause or without Reasonable Cause. For purposes of this Agreement, “Reasonable Cause” shall mean any of the following, with respect to the Executive’s:

(i)           Gross negligence, fraud, dishonesty or willful violation of any law or material violation of any significant Company policy committed in connection with the position of the Executive with the Company or an affiliate; or

(ii)          Failure to substantially perform (whether as a result of a medically determinable Disability or otherwise) the duties reasonably assigned or appropriate to his position, in a manner reasonably consistent with prior practice.

Provided, however, that the term “Reasonable Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position. Upon the occurrence of any event described in Section 2(b)(i) or (ii), the Company may terminate the Executive’s employment by giving the Executive a Notice of Termination to that effect as provided in Section 2(d), describing in reasonable detail the facts or circumstances giving rise to the Company’s right to terminate the Executive’s employment.

(c)          Good Reason. The Executive’s employment may be terminated during the Severance Period by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean a voluntary termination of employment by the Executive as a result of the Company or an affiliate making a materially detrimental reduction or change to the job responsibilities or in the current base salary of the Executive, or changing the Executive’s principal place of work by more than 50 miles from his principal place of work in effect immediately prior to such change, which action has not been remedied by the Company or an affiliate within 30 days following its receipt of written notice from the Executive of such reduction or change. Such notice from the Executive must be given to the Company or an affiliate within 90 days following the occurrence of such reduction or change and, if the Company or an affiliate does not remedy such action within 30 days following receipt of such notice, the Executive’s termination of employment shall be effective on the 31st day following receipt of the notice by the Company or an affiliate.

(d)          Notice of Termination. Any termination by the Company for Disability, Reasonable Cause or without Reasonable Cause, or by the Executive without Good Reason, shall be communicated by a Notice of Termination to the other party hereto. The notice of Good Reason described in Section 2(c) above will constitute the Notice of Termination in the event the Executive terminates employment for Good Reason. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) other than with respect to a termination by the Executive for Good Reason, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, except for a termination of Executive’s employment due to a Disability, shall not be more than 15 days after the giving of such notice or the date the applicable cure period expires, whichever is later). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Reasonable Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

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(e)           Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Reasonable Cause, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, in each case, subject to Section 2(d), (ii) if the Executive’s employment is terminated by the Company without Reasonable Cause, the date on which the Company notifies the Executive of such termination, (iii) if the Executive terminates his employment for Good Reason, the date specified in Section 2(c), and (iv) if the Executive dies or incurs a Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. If the Executive is a member of the Board, any continuation of the Executive’s service to the Company as a member of the Board on or after the Executive’s termination of employment shall not result in any deferral of the Date of Termination. For purposes of determining the tune of payment of any severance payable pursuant to Section 3, the Date of Termination shall be the date that the Executive’s employment with the Company terminates within the meaning of Treasury Regulation § 1.409A-1(h)(ii).

3.            Obligations of the Company upon Termination.

(a)          Termination by the Company for Reasonable Cause, by Executive other than for Good Reason or due to Executive’s Death or Disability. If, during the Severance Period, the Executive’s employment with the Company is terminated by the Company for Reasonable Cause or due to the Executive’s death or Disability, or by the Executive other than for Good Reason, the Company shall have no thither payment obligations to the Executive or his legal representatives under this Agreement, other than for:

(i)            the sum of (A) the Executive’s Annual Base Salary earned but unpaid through the Date of Termination, (B) the Annual Bonus for the fiscal year ending immediately prior to the Date of Termination to the extent not theretofore paid, and (C) any vacation pay accrued and unused through the Date of Termination (collectively, the “Accrued Obligations”) within 15 days following the Date of Termination or any such earlier time as may be required by law; and

(ii)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided, or which the Executive and/or the Executive’s family is eligible to receive, pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company, including, without limitation, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and reimbursement for relocation and temporary living expenses, and business expenses incurred prior to the Date of Termination, in each case, with such amounts and benefits to be paid or provided in accordance with the terms of the governing plan, program, policy, practice or agreement (“Other Benefits”).

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(b)          Termination by the Company other than for Reasonable Cause or by Executive for Good Reason. If, during the Severance Period, the Executive’s employment with Company is terminated by the Company for any reason other than for Reasonable Cause or by the Executive for Good Reason, the Executive will be entitled to (i) the Accrued Obligations and Other Benefits, payable in accordance with Section 3(a), and (ii) the payments and benefits specified in Section 3.2 of the Severance Plan for “Senior Executives” of the Company, subject to the terms and conditions of Section 3.1(a) and (b) of the Severance Plan.

(c)           Change of Control.

(i)            Notwithstanding any provision of this Agreement to the contrary, in the event the Executive’s employment with Company is terminated by the Company for any reason other than for Reasonable Cause or by the Executive for Good Reason, in each case within two years following a Change of Control, then the Executive shall be entitled to the following, without duplication of any amount payable pursuant to Section 3(b) above:

(A)          the Company shall pay to the Executive (1) the Accrued Obligations and Other Benefits, payable within 15 days following the Date of Termination or any such earlier time as may be required by law, and (2) lump sum cash amount equal to 2.9 times the Executive’s then current Annual Compensation, in each payable beginning on the Company’s next payroll date immediately following the 60th day following the Date of Termination;

(B)          the Company shall pay to the Executive a lump sum cash amount equal to the product of (1) the Annual Bonus, if any, that the Executive would have earned for the calendar year in which the Date of Termination occurs based on achievement of the applicable performance goals for such year, and (2) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; and

(C)          for a period of 18 months following the Date of Termination (the “Continuation Period”), the Company shall continue to cover the Executive and his dependents under the group healthcare plan covering other employees in positions similar to that of the Executive, at a monthly cost to the Executive equal to the applicable Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) premium for such coverage:

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(1)	Healthcare Coverage Payment. The Company shall pay to the Executive a lump sum cash amount equal to the product of (a) the Executive’s Continuation Period, (b) the COBRA premium applicable to the Executive on his Date of Termination, and (c) 100%. The payment shall be made within 60 days of the Executive’s Date of Termination.

(2)	COBRA Continuation. To receive the coverage and payment provided under this Section 3(c)(i)(C), the Executive must timely elect continuation coverage under COBRA, as a result of the his termination of employment.

(ii)           If any payments or benefits to which the Executive is entitled from the Company or any affiliate, by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefits) are, alone or in the aggregate, more likely than not, if paid or delivered, to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder) shall be either (A) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (B) paid in full, whichever of (A) or (B) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith.

(d)          Release. Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the payments and benefits described in Section 3(b) or 3(c) (other than the Accrued Obligations and Other Benefits), the Executive hereby agrees to execute a release agreement in the Company’s customary form within 50 days of the Date of Termination (the “Release”). If the Executive fails to properly execute and timely deliver the Release (or revokes the Release in any time provided within the Release to do so), the Executive agrees that the Executive shall not be entitled to receive the severance benefits described in Sections 3(b) or 3(c)(i). For purposes of this Agreement, the Release shall be considered to have been executed by the Executive if it is signed by the Executive’s legal representative (in the case of the Executive’s incapacity due to physical or mental illness) or on behalf of the Executive’s estate (in the case of the Executive’s death). Notwithstanding anything in this Section 3(c) to the contrary, in the event Executive’s Date of Termination occurs within ninety (90) days of the last day of the calendar year in which such date occurs, the Company shall pay Executive the severance benefits described in Section 3(c)(i) on the next payroll date immediately following the date the Release becomes irrevocable or, if later, the first pay date occurring in the calendar year following the calendar year in which the Date of Termination occurs (but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs).

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(e)           Definitions. For purposes of this Agreement, the following terms shall be given the meanings set forth below:

(i)            “Annual Base Salary” shall mean the amount the Executive is entitled to receive as salary on an annualized (12-month) basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Executive.

(ii)           “Annual Bonus” shall mean the actual bonus amount paid or payable to the Executive for a given calendar year pursuant to the Company’s cash performance bonus program as in effect from time to time.

(iii)          “Annual Compensation” shall mean the Executive’s Annual Base Salary plus Target Annual Bonus.

(iv)          “Change of Control’ shall mean the occurrence of any of the following events:

(A)         The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock, $0.01 par value (“Stock”) of the Company (the “Outstanding Stock”), or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 3(e)(iii)(A), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (d) any acquisition by an entity pursuant to a transaction that complies with clause (1), (2), and (3) of Section 3(e)(iii)(C) below.

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(B)          Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board, For these purposes, “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment to the Board or nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

(C)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (1) the Outstanding Stock and Outstanding Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding ownership interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of; respectively, the then outstanding ownership interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership of Huntsman Corporation existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(D)          Approval by the stockholders of Huntsman Corporation of a complete liquidation or dissolution of Huntsman Corporation.

(v)           “Target Annual Bonus” shall mean the target bonus amount communicated to the Executive for a given calendar year pursuant to the Company’s cash performance bonus program as in effect from time to time.

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4.            Restrictive Covenants. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information (defined below) and places the Executive in a position of trust and confidence with the Company. Following the Executive’s entry into this Agreement, the Executive will be provided with, and will have access to and knowledge of, new Confidential Information. As a condition of the Executive’s receipt and access to Confidential Information and as a condition of the Company’s willingness to enter into this Agreement, the Executive agrees to be bound by the terms of this Section 4. The Executive further acknowledges that the Company’s ability to reserve certain information for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company and its affiliates, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive has obtained and will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment with the Company; and that the restrictive covenants and other terms and conditions of this Section 4 are reasonable in all respects and unnecessary to protect the legitimate business interests of the Company and its affiliates.

(a)           Non-Competition. The Company shall provide the Executive Confidential Information only for use during the period during which he is employed by the Company. In consideration of the Company providing the Executive Confidential Information, continued employment, in addition to other good and valuable consideration, and as a condition of the Company’s entry into this Agreement, the Executive agrees and covenants that, during the Executive’s employment with the Company or any of its affiliates and continuing through the date that is 12 months following Executive’s Date of Termination, regardless of the reason for such termination (such period, the “Prohibited Period”) the Executive will not engage in any Prohibited Activity (defined below) either on Executive’s own behalf or with any corporation, partnership, sole proprietorship or any other person or entity or engage in any business which, in the reasonable judgment of the Company, is or becomes competitive with the Company or any of its affiliates, or which is or becomes otherwise prejudicial to or in conflict with the Company or any of its affiliates (such judgment to be based on the Executive’s positions and responsibilities while employed by the Company or any of its affiliates; the Executive’s post-employment responsibilities and position with any such corporation, partnership, sole proprietorship, person, entity or business; the extent of past, current and potential competition or conflict between the Company or any affiliate and any such other corporation, partnership, sole proprietorship, person, entity or business; the effect on customers, suppliers and competitors of the Executive’s assuming such post-employment position; the guidelines established in the then-current edition of the Company’s code of conduct (or similar policy); and such other considerations as are deemed relevant given the applicable facts and circumstances).

(i)            For purposes of this Section 4, the term “Prohibited Activity” shall mean the Executive engaging in (other than on behalf of the Company or any of its affiliates): (i) any activity within, or with respect to, the Restricted Area (defined below) in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, to an entity engaged in the same or similar business as that engaged in by the Company or its affiliates, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or in any other capacity which is similar to that in which the Executive provided services to the Company or its affiliates; or (ii) any activity that may result or inevitably results in disclosure by the Executive of Company trade secrets or other Confidential Information or Customer Information.

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(ii)           For purposes of this Section 4, the “Restricted Area”1 means the geographic area corresponding to the Executive’s area of responsibility in which the Company engaged in manufacturing, selling, distributing, and/or marketing its products/services during the Protected Period.

(iii)          Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation or entity, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(b)           Non-Solicitation.

(i)            Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly (other than in the proper course of his duties for the Company or its affiliates), during the Prohibited Period, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its affiliates with whom the Executive had business-related contacts or dealings or about whom the Executive had access to Confidential Information.

(ii)           Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company and its affiliates, he will have access to and learn about much or all of the Company’s and its affiliates’ customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the Company’s or its affiliates’ business with such customer. The Executive understands and acknowledges that loss of customer relationships and/or goodwill, or loss of Customer Information, will cause significant and irreparable harm. The Executive agrees and covenants, during the portion of the Prohibited Period that follows the Date of Termination, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers, as to which the Executive had business-related contact(s) or dealings or about which the Executive had access to Customer or Confidential Information, in each case for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or its affiliate or otherwise seeking to induce such customer to lessen or cease its business with the Company or its affiliates.

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(c)           Confidential Information. The Executive understands and acknowledges that following the Effective Date, he will have access to and learn about Confidential Information. In consideration of the Executive’s receipt and access to such Confidential Information, the Executive will at all times comply with this Section 4(c).

(i)            The Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company and its affiliates. The Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 4(c) shall apply to all Confidential Information, whether now known or later to become known to the Executive during the period that the Executive is employed by the Company or any affiliate.

(ii)           Notwithstanding any provision of Section 4(c) to the contrary, the Executive may make the following disclosures and uses of Confidential Information:

(A)          disclosures to other employees of the Company or its affiliates who have a need to know the information in connection with the businesses of the Company or its affiliates;

(B)          disclosures to customers and suppliers when, in the reasonable and good faith belief of the Executive, such disclosure is in connection with the Executive’s performance of his duties and is in the best interests of the Company or its affiliates;

(C)          disclosures and uses that are approved in writing by the Board or the Company’s legal counsel; or

(D)          disclosures to a person or entity that has (1) been retained by the Company or its affiliates to provide services to that entity and (2) agreed in writing to abide by the terms of a confidentiality agreement approved by the Company.

(iii)          Immediately following the Executive’s Date of Termination, and at any other time upon request of the Company, the Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information.

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(iv)          “Confidential Information” means all trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to the Executive, individually or in conjunction with others, during the period that the Executive is employed by the Company or any affiliate (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); provided, however, that “Confidential Information” shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of the Executive; (B) was available to the Executive on a non-confidential basis before its disclosure by the Company or any affiliate; or (C) becomes available to the Executive on a non-confidential basis from a source other than the Company or an affiliate, so long as such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or applicable affiliate.

(d)           Non-Disparagement. Subject to Section 4(e) below, the Executive agrees and covenants that he or she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, its affiliates, their businesses, or any of the employees, officers, or directors of the Company or its affiliates, and existing and prospective customers, suppliers, investors and other associated third parties.

(e)           Permitted Disclosures. Notwithstanding the foregoing, nothing in this Agreement (or any other agreement between the Executive and the Company) shall prohibit or restrict the Executive from lawfully: (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to the Executive from any such governmental authority; (C) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; (2) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires the Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that he has engaged in any such conduct. For the avoidance of doubt, this Section 4 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. In the event the Executive receives such an order, he shall, within 24 hours of receipt of such an order, provide written notice of such order to the Company’s General Counsel.

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(f)           Equitable Relief. The Executive acknowledges that (i) the provisions of Section 4 are essential to the Company; (ii) that the Company would not enter into this Agreement if it did not include Section 4; and (iii) that damages sustained by the Company and its affiliates as a result of a breach of Section 4 cannot be adequately remedied by monetary damages. The Executive further acknowledges that, if he were to violate his obligations under Section 4 of this Agreement, such conduct would cause the Company or its affiliates irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of Section 4 of this Agreement by the Executive, the Company shall be entitled to obtain injunctive relief in a court of competent jurisdiction to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available to the Company or its affiliates at law and in equity. The Executive acknowledges and agrees that he will not pursue as a defense to any request by the Company for injunctive relief that the Company has an adequate remedy at law or that the Company has not been, or is not being, irreparably injured.

(g)          Tolling. If the Executive is found to have breached any promise made in Section 4 of this Agreement, the Prohibited Period applicable to his obligations specified in that portion of Section 4 of this Agreement that has been breached shall be extended by a month for each month in which he was in breach so that the Company is provided the benefit of the full 12-month post-employment period with respect to the non-competition and non-solicitation restrictions set forth herein.

(h)          Consent to Notification. The Executive understands and agrees that the Company may notify any entity with whom the Executive is providing, or is attempting to provide, services of the existence and the terms of the restrictive covenants in this Agreement and may provide a copy of such covenants to such entities.

(i)           Clawback. The Executive acknowledges that upon a breach of a restrictive covenant under Section 4, the Company may recover any amounts paid (and the fair market value of benefits provided) to the Executive under this Agreement, which such remedy shall not be exclusive, but shall be in addition to all other remedies available to the Company and its affiliates, at law and equity.

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5.            Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 3 hereof arising out of the termination of the Executive’s employment prior to the end of the Severance Period, except where awarded in connection with a breach by the Company of Section 3 or of another Company plan, program or arrangement in which the Executive participates.

6.            Successors.

(a)          This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns. This Agreement shall not be assignable by the Company without the prior written consent of the Executive, except as provided in Section 6(c).

(c)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, pursuant to a Change of Control or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.            Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the executive compensation, executive benefit and other plans or programs in which executives or employees of the Company are eligible to participate; provided, that, Executive shall not be eligible to be a “Participant” in the Severance Plan during the period this Agreement is in effect.

8.            Miscellaneous.

(a)          This Agreement and all rights hereunder shall be governed by the laws of the State of Texas without regard to the choice of law provisions thereof (“Governing Law”), except to the extent such laws are preempted by the laws of the United States of America. Venue for the enforcement of this Agreement shall be exclusively, and is convenient for the Executive and the Company, in a court of competent jurisdiction in Montgomery County, Texas, and the Executive and the Company hereby consent to personal jurisdiction therein. The Executive and the Company agree that they will not contest the choice of venue and/or choice of law provisions of this Section 8(a) in any future proceedings.

(b)          The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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(c)           All notices and other communications hereunder, except as otherwise provided in this Agreement, shall be in writing and shall be given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:              At the address in the Company’s records

If to the Company:              Huntsman Corporation
 10003 Woodloch Forest Drive
 The Woodlands, Texas 77380

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)          If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In addition, the Parties agree that any court with jurisdiction over this Agreement is also expressly authorized to modify any such invalid, illegal, or unenforceable provision of this Agreement instead of severing the provision from this Agreement in its entirety, whether by rewriting, deleting, or adding to the offending provision, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Any such modification shall become a part of and treated as though originally set forth in this Agreement.

(e)          The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or of any other provision or right of this Agreement.

(g)          The provisions of this Agreement and the arrangements referenced herein constitute the complete understanding and agreement among the parties with respect to the subject matter hereof. The parties hereto agree to accept a signed facsimile copy or portable document format of this Agreement as a fully binding original. This Agreement may be executed in two or more counterparts.

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(h)          The Company and the Executive hereby agree that certain provisions of this Agreement, including, but not limited to Section 3 shall survive the expiration of the Severance Period in accordance with their terms.

(i)           The parties hereto intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation § 1.409A-1(b)(4) (“short-term deferrals”) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through 1.409A-6). To the extent that the Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Executive’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Executive’s Date of Termination or, if earlier, the date of the Executive’s death following such Date of Termination. All such amounts that would, but for this Section 7(h), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and the Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(j)            Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused this Agreement to be executed in its name on its behalf, as of the date first written above.

EXECUTIVE

/s/ Peter R. Huntsman
Peter R. Huntsman

HUNTSMAN CORPORATION

By:	/s/ David M. Stryker
Name:	David M. Stryker
Title:	Executive Vice President, General Counsel
and Secretary

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